Exhibit (d)(31)(b)

TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

GOLDMAN SACHS ASSET MANAGEMENT, LP

THIS AMENDMENT is dated as of August 28, 2020 to the Sub-Advisory Agreement dated as of July 7, 2017, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Goldman Sachs Asset Management, L.P.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUND	SUB-ADVISER COMPENSATION[1]
Transamerica Goldman Sachs 70/30 Allocation VP	0.07 % of the first $ 1 billion; 0.055% between $1 billion and $3 billion; 0.05% between $3 billion and $5 billion; 0.045 % between $5 and $7 billion; and 0.0425% over $7 billion

1.

The average daily net assets for the purposes of calculating sub-advisory fees will be determined based on the combined assets for Transamerica Asset Allocation - Conservative Portfolio; Transamerica Asset Allocation – Moderate Portfolio; Transamerica Asset Allocation – Moderate Growth Portfolio; Transamerica Asset Allocation – Growth Portfolio, each a series of Transamerica Funds and Transamerica Goldman Sachs 70/30 Allocation VP, a series of Transamerica Series Trust. Fee will be calculated as a percentage of average daily net assets on an annual basis.

In all other respects, the Agreement dated as of July 7, 2017, as amended, is confirmed and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this amendment as of the date set forth above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT L.P.

By:	/s/ Jason Hudes
Name:	Jason Hudes
Title:	Managing Director